Exhibit 99.2

FISCAL 2017 THIRD QUARTER CONFERENCE CALL TRANSCRIPT

May 8, 2017 / 05:00 PM EDT

On May 8, 2017, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2017 third quarter, ended March 31, 2017. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

Craig S. McKasson Premier, Inc. – CFO and SVP

Durral R. Gilbert Premier, Inc. – President of Supply Chain Services

James R. Storey Premier, Inc. – VP of IR

Michael J. Alkire Premier, Inc. – COO

Susan D. DeVore Premier, Inc. – CEO, President and Director

CONFERENCE CALL PARTICIPANTS

Allen Lutz UBS Investment Bank, Research Division – Associate Director and Equity Research Associate – Healthcare IT

Donald Houghton Hooker KeyBanc Capital Markets Inc., Research Division – VP and Equity Research Analyst

Eric R. Percher Barclays PLC, Research Division – Senior Analyst

Evan Arthur Stover Robert W. Baird & Co. Incorporated, Research Division – Senior Research Associate

Jeffrey Robert Garro William Blair & Company, L.L.C., Research Division – Research Analyst

Michael Joseph Ott Oppenheimer & Co. Inc., Research Division – Associate

Nina D. Deka Piper Jaffray Companies, Research Division – Research Analyst

Robert Mcewen Willoughby Crédit Suisse AG, Research Division – MD and Senior Research Analyst

Sean Wilfred Dodge Jeffries LLC, Research Division – Equity Analyst

Stephanie July Davis JP Morgan Chase & Co, Research Division – Analyst

Steven J. James Valiquette BofA Merrill Lynch, Research Division – MD

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Premier Inc. Fiscal Year 2017 Third Quarter Results Conference Call.

(Operator Instructions)

I would now like to introduce your host for today’s conference, Jim Storey, Investor Relations with Premier. Sir, you may begin.

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Fiscal 2017 Third Quarter Conference Call Transcript

James R. Storey - Premier, Inc. - VP of IR

Thank you, James, and welcome, everyone, to Premier Inc.’s Fiscal 2017 Third Quarter Conference Call. Our speakers today are Susan DeVore, President and Chief Executive Officer; Mike Alkire, Chief Operating Officer; and Craig McKasson, Chief Financial Officer. Susan, Mike and Craig will review the quarter’s performance and discuss the outlook for the remainder of our fiscal year.

Before we get started, I want to remind everyone that copies of our earnings release and the supplemental slides accompanying this conference call are available in the Investor Relations section of our website at investors.premierinc.com. Management’s remarks today contain certain forward-looking statements, and actual results could differ materially from those discussed today. These forward-looking statements speak as of today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our most recent Form 10-K and 10-Q, and we encourage you to review these detailed safe harbor and risk factor disclosures.

Please also note that, where appropriate, we will refer to non-GAAP financial measures to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the appendix of the supplemental slides accompanying this presentation and in our earnings release Form 8-K, which we expect to furnish to the SEC soon.

Now let me turn the call over to Susan DeVore.

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Thanks, Jim, and welcome, everyone, to our fiscal third quarter conference call. I’ll lead off today’s call with an overview of the progress we achieved during the quarter. Mike will then provide an operational update, and Craig will walk through the financials in more detail.

I’m pleased to report that Premier delivered another quarter of strong profitability, while at the same time continuing to expand our value proposition in the marketplace. We believe our integrated solutions, developed in collaboration with our members, and leveraging proprietary data analytics and insights, uniquely differentiate Premier in this competitive environment. Our member health systems remain under constantly increasing pressure to better manage costs, produce higher-quality patient outcomes and thrive in a value-based care world.

Looking at the third quarter year-over-year performance on a consolidated basis, we delivered 27% net revenue growth. We grew non-GAAP adjusted EBITDA 14% and non-GAAP adjusted fully distributed earnings per share 18%. Within our business segments, Supply Chain Services net revenue rose 34% year-over-year, driven by a 10% increase in net administrative fees revenue and a 73% gain in products revenue, both businesses benefiting from recent acquisitions. Performance Services revenue increased 10%, fueled by 11% growth in Advisory Services and 9% growth in our Informatics and Technology business. In Performance Services, our Physician Quality Reporting System, which we believe is the largest in the nation, grew revenue by 37% from a year ago. PQRS is one of the many capabilities we acquired with CECity in 2015, and we expect its continued growth as the number of clinicians reporting quality and performance metrics rises in relation to the increasing at-risk amount of Medicare reimbursement.

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Fiscal 2017 Third Quarter Conference Call Transcript

While we did encounter some revenue headwinds in our lower-margin integrated pharmacy business this quarter, they did not appreciably impact overall profitability, nor are they affecting our fiscal full year non-GAAP EPS guidance, which we are increasing today. We’re also experiencing more moderate overall growth for Performance Services revenues, due to regulatory uncertainty in the marketplace.

Our updated guidance ranges, which Craig will discuss in further detail, reflect this reduced segment in total revenue, a tightened non-GAAP adjusted EBITDA range and increased non-GAAP earnings per share expectations for the year.

Now let’s talk about our position in the marketplace. Our nation’s health care system continues to be one of the biggest social, economic and political issues of our time. Total health care spending reached $3.4 trillion in 2016. Today’s health care providers are under increasing pressure to deliver more value while containing costs. We believe Premier is uniquely positioned to help our health systems meet these challenges, both in today’s environment and over the long term.

Throughout our history, we’ve cultivated our ability to focus on the future, identify emerging market trends and build solutions to help our member health systems prosper in the changing landscape. This vision drives our constantly evolving solutions platform, which is supported by our flexible balance sheet and strong cash flow. Our solutions are designed to help our members manage through these periods of intense change through the uncertainties associated with the Affordable Care Act and, now, the American Health Care Act. Regardless of near-term twists and turns, change remains a prerequisite for success as our member health systems continue their journey to higher-quality, more cost-effective health care.

Speaking of emerging trends and constant change, just 2 weeks ago, we held a strategic advisory forum with senior executives representing more than 800 of our member facilities. We discussed market trends, we provided demonstrations of the solutions that we’re building and evolving, solutions like service line analytics which you’ll hear more about from Mike. One of our guest speakers was a senior official from the Centers for Medicare and Medicaid Services. His message was that despite the short-term uncertainties, accountable care organizations are going to continue. MACRA and the programs around it are going to continue. Bundled payments are going to continue, and the focus on lowering the cost of health care is going to continue.

We also believe that many of the state Medicaid programs are adopting value-based payment models. Moreover, all five of the major national health insurers are expanding their value-based payment plans. In other words, our nation’s journey to value-based care and payment is continuing.

Within Premier, our population health management collaborative experienced 10% membership growth sequentially in our third quarter. Over the past 18 months, our Medicare shared savings collaborative participants doubled to 41 ACOs. We believe that outside of CMS, Premier operates the largest comparative claims analytics platform of Medicare ACOs in the nation, supporting members that represent over a million Medicare beneficiaries. So I believe we’re playing a leadership role in the health care transformation that is occurring across the nation. We move forward as a leader in this transformation confident in the value that we provide through our long-standing member relationships, value that’s demonstrated in the 17-year average tenure of our member owners, and by our strong historical retention rates. Based on our third quarter performance, we remain on track to achieve continued, very high GPO retention and SaaS institutional renewal rates for fiscal 2017. The strength of these relationships helped us deliver strong profitability in the third quarter and provides the foundation for our

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Fiscal 2017 Third Quarter Conference Call Transcript

company’s continued growth. Our business outlook for the fourth quarter remains positive. Our balance sheet is strong. Most importantly, we continue to deliver what we believe is unmatched value to our members by building and launching new technology, by making investments in our solutions and by staying focused on the future. And this, we believe, will translate to long-term value and growth for our stockholders.

So with that, let me now turn the call over to Mike Alkire, our Chief Operating Officer.

Michael J. Alkire - Premier, Inc. - COO

Thanks, Susan, and thanks to all of you for joining us on our call today. I want to review the progress we are making with our recent initiatives to deliver compelling value to our members.

Looking across our solutions, our pipeline remains very active, and we are growing and winning new business in a competitive environment.

In Supply Chain Services, we continue to cultivate opportunities in group purchasing that have been created by recent, merger-related disruption in the marketplace. Additionally, since our call last February, when we announced a multifaceted partnership with Wake Forest Baptist Medical Center, our academic team has been pursuing other opportunities in this space that we are optimistic will translate to future business. Overall, our Supply Chain Services, led by our group purchasing business, continues to be a significant driver of profit for Premier and provide differentiated member value in the market.

In Performance Services, our business efforts remain characterized by increasingly complex and competitive engagements as well as by the uncertainty and political turmoil surrounding health care reform. However, as we anticipated and previously discussed, our overall revenue growth in this segment has increased sequentially in our third quarter and is up 10% from a year ago, driven partly by the growth in our ambulatory reporting business. We also continue to expect our fourth quarter to benefit from revenue recognition associated with some Advisory Services engagements.

We are continuing to evolve and innovate our technology solutions. In February, we introduced our new service line analytics platform, which we demonstrated at HIMMS. It’s very different from traditional service line tools which use charge codes or cost accounting estimates and provide general opportunities that require experts to evaluate and realize. Our solution combines resource utilization and outcomes data with actual spend data and peer benchmarking to identify and continually surface care variation opportunities for evidence-based care transformation.

Our solution has is able to pinpoint meaningful care variation and pair it with physician-driven care transformation models to ensure that improvement initiatives are realized and sustained. We’ve already sold this platform to 58 hospitals and have built a strong pipeline since our launch in late February.

Our Performance Services teams are also delivering value and growing our business in the area of operational improvement, clinical transformation, cost management and research. Here are just a few examples since our last conference call.

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Fiscal 2017 Third Quarter Conference Call Transcript

We have been engaged by a large integrated health system that already uses our group purchasing and PremierConnect supply chain analytics to expand implementation of our enterprise resource planning solution. Linking its 11 acute care facilities and corporate locations, we are scaling this solution in conjunction with our health system to support its many affiliated locations. This is part of the health system’s broader effort to implement a next-generation capability integrating systemwide supply chain and analytics to reduce cost and produce better outcomes and patient experiences.

Premier also recently engaged with a large Midwestern health system to deploy our PremierConnect Enterprise cloud-based data warehousing and business intelligence platform. This is a fully integrated health network with 12 hospitals. They also own HMOs covering more than 250,000 lives and a network of more than 40,000 providers.

As we’ve previously discussed, Premier’s clinical data integration and research capabilities are continuing to attract engagements with the pharmaceutical industry. We have contracted with a number of leading pharmaceutical manufacturers on multi-million dollar innovative research projects to develop appropriate clinical protocols that improve patient outcomes.

Just last month, Janssen pharmaceuticals announced its collaboration with Premier on the first and largest study of its kind to address an unmet medical need for hospitalized patients with irregular heartbeats who are at risk for stroke. The study will evaluate the effect of a structural hospital quality improvement program on oral anticoagulant use in these patients.

Turning to our recent acquisitions, Innovatix and Essensa. The alternate site group purchasing businesses have had strong financial contributions since we acquired them last December. Strategically, these businesses enhance our opportunities in the underpenetrated alternate site GPO space, providing us with the ability to leverage this footprint for further growth in this part of the market while also expanding cross-selling opportunities. We expect Innovatix and Essensa to contribute meaningfully to our strategic capabilities as well as to our revenue and earnings growth moving forward.

Looking at our recent Acro Pharmaceutical Services acquisition. As we have previously discussed, our integrated pharmacy strategy is important to helping our members effectively manage rising pharmaceutical costs and their population health initiatives. Our acquisition of Acro helped fill out our offerings of specialty pharmaceuticals across several disease states — namely, oncology, multiple sclerosis and respiratory.

However, in the respiratory area, the company experienced revenue that was well below our expectation, primarily as a result of lower prescription volume associated with two drugs serving the idiopathic pulmonary fibrosis market. We believe this lower prescription volume was the result of 2 main factors: underperformance of Acro’s former parent under a services agreement entered into when Acro was acquired; and a central hub distribution process imposed by the manufacturer of one of these drugs which we discussed last quarter. Premier is working with Acro’s former parent and the manufacturer to resolve these issues.

Given the lower-margin nature of this business, the revenue shortfall has very minimal impact on the profitability of our overall organization. We continue to focus on integration of our acquired companies, but, as always, our business development team will continue to consider future investments based on strategic fit, financial return, cultural alignment and the ability to drive additional value to our members and long-term growth for our stockholders.

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Fiscal 2017 Third Quarter Conference Call Transcript

Thank you for your time today. Now let me turn the call over to Craig McKasson, our Chief Financial Officer.

Craig S. McKasson - Premier, Inc. - CFO and SVP

Thanks, Mike. I’ll begin my comments with a brief overview of our third quarter and then discuss our financial outlook and guidance for the remainder of the fiscal year in more detail. As Susan and Mike noted, we believe we performed very well from a profitability standpoint during the quarter, producing strong growth in non-GAAP adjusted EBITDA and adjusted fully distributed earnings per share. Consolidated revenue did not meet our expectations due almost entirely to the headwinds in our integrated pharmacy business. The rest of our businesses in both Supply Chain and Performance Services performed in line with our expectations.

Now let’s look at the quarter in more detail.

From a GAAP standpoint, consolidated net revenue of $379.8 million increased 27% from a year ago. GAAP net income increased to $72.1 million for the quarter from a year ago. After a non-cash adjustment to reflect the increase in the redemption value of limited partners’ Class B common unit ownership, based upon our stock price appreciation between the December and March quarters, the GAAP loss per share totaled $1.58.

Drilling down into our performance. Supply Chain Services net revenue rose 34% to $285.2 million. Net administrative fees revenue, including the contribution from Innovatix and Essensa, increased 10% from the same period last year. Organic growth in the quarter was impacted by periodic variability that sometimes occurs based on the timing of when cash and vendor reporting occurs at the end of the quarter. We had some significant one-time events in the prior year that affected our year-over-year comparables. Excluding the effects of the timing variability and the prior year one-time events, year-over-year fiscal third quarter organic net administrative fees revenue growth approximated 5%.

Within the Supply Chain Services segment, our products business achieved 73% top line growth from a year ago, driven primarily by the acquisition of Acro Pharmaceuticals and the double-digit growth in our direct sourcing business. Our direct sourcing business benefited from the continuation of our pilot program in which we are employing technology-enabled consolidated purchasing that aggregates member demand for select products. This produces growth for Premier and additional cost savings for our members.

Looking more closely at our integrated pharmacy business, revenues missed expectations due primarily to the Acro-related issues that Mike just discussed. Additionally, our legacy specialty pharmacy business continued to experience declining sales for Hepatitis C drugs, consistent with industry trends.

Excluding the impact of Hepatitis C and Acro, product revenue increased 12% in the quarter.

Turning to Performance Services, revenue of $94.6 million increased 10% year-over-year, which was in line with our expectations. The increase is primarily due to 9% growth in the segment’s informatics and technology services business, which benefited from growth in ambulatory reporting, cost management and research. Our Advisory Services business produced 11% year-over-year growth, reflecting increased revenue from cost management and value-based care engagements.

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Fiscal 2017 Third Quarter Conference Call Transcript

Looking at profitability, consolidated non-GAAP adjusted EBITDA of $136.7 million for the quarter represents a 14% increase from a year ago. From a segment perspective, the 8% increase in Supply Chain Services non-GAAP adjusted EBITDA primarily reflects net administrative fees revenue growth from our Innovatix and Essensa acquisition. In Performance Services, the 19% increase in non-GAAP adjusted EBITDA is primarily driven by revenue growth in informatics and technology services as well as efficient expense management. Non-GAAP adjusted fully distributed net income increased to $73 million for the quarter, and adjusted fully distributed earnings per share totaled $0.52, representing an increase of 18% from a year ago.

Reviewing liquidity, cash flow from operations for the nine-month period was $274.2 million, compared with $270.9 million last year. Non-GAAP free cash flow for the fiscal third quarter and 9 months totaled $95.5 million and $155 million, respectively, compared with $97.9 million and $148.3 million for the comparable year ago periods. The decline in free cash flow for the third quarter was primarily a result of increased outflows related to working capital needs and higher capital expenditures. The year-to-date increase in free cash flow from a year ago was primarily driven by increased net administrative fees and lower year-to-date capital expenditures. Non-GAAP free cash flow represented approximately 70% of adjusted EBITDA for the quarter and 42% for the 9 months ended March 31. While variability does occur in certain quarters, we continue to anticipate that full-year free cash flow will exceed 40% of adjusted EBITDA.

From a balance sheet perspective, our cash and cash equivalents total $236.2 million at March 31, 2017, compared with $218.9 million at December 31, 2016. The increase is primarily due to growth in net administrative fees revenue. We had a balance of $367.5 million on our 5-year, $750 million revolving credit facility at quarter-end. Subsequent to the quarter close, we repaid an additional $97.5 million on the credit facility, reducing the outstanding balance to $270 million. Our balance sheet at March 31 does reflect an increase in inventory balances as a result of the Acro acquisition and the additional inventory for our direct sourcing business.

Now let’s look at guidance for the remainder of fiscal 2017. We are narrowing and adjusting full year guidance ranges to reflect: continued expectations of mid-single-digit organic net administrative fees revenue growth, which increases to double-digit growth for the fiscal year when contributions from Innovatix and Essensa are included. Products revenue growth for the full year, excluding contributions from Acro, are in the 6% to 8% range, which is due primarily to reduced revenue contributions associated with Hepatitis C. Excluding Acro and Hepatitis C, product revenue would be expected to be in the 12% to 14% growth range. Acro revenue of $180 million to $190 million compared with our original estimate of $200 million to $220 million as a result of the issues previously discussed; and somewhat more moderate overall growth expectations for Performance Services in light of the ACA- and AHCA-related uncertainty that we continue to believe is in the marketplace. Specifically, we are lowering revenue guidance for Supply Chain Services to a range of $1.08 billion to $1.12 billion primarily due to integrated pharmacy. We are reducing the Performance Services range to $348 million to $357 million due to some of the market uncertainty just discussed. These adjustments result in a consolidated net revenue range of $1.43 billion to $1.47 billion.

Given that the majority of the change in revenue guidance relates to our lower-margin integrated pharmacy business, the impact on profitability guidance is minimal. We are narrowing our full year consolidated non-GAAP adjusted EBITDA guidance, which now reflects a range of $500 million to $510 million, and the range for non-GAAP fully distributed earnings per share has increased to $1.89 to $1.94.

Except for the impact of the adjustments I’ve discussed today, we are reiterating the remaining underlying assumptions that we have disclosed in prior guidance.

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Fiscal 2017 Third Quarter Conference Call Transcript

Finally, turning to our quarterly exchange. On May 1, just under one million Class B units were exchanged on a one-for-one basis for shares of Class A common stock. Our next quarterly exchange will indubitably occur on July 31.

With that, let me turn the call back over to Susan.

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Thanks, Mike and Craig. Before opening the call to questions, let me reiterate that we believe Premier is uniquely well positioned to lead in this constantly changing marketplace. Our integrated offerings enable Premier to deliver a comprehensive solution to help our members reduce costs, improve quality and continue their transformation to value-based care across the entire health care continuum. In addition, we believe the value proposition and integrated solutions we deliver to our members promote long-term stockholder growth and value. We come together every day with our members to improve health care delivery in the communities across this country. Success with our members is measured by improved outcomes, saved lives and lower health care costs. It’s a noble mission and long-term endeavor. And on behalf of our management team, I’d just like to thank you for supporting us on this journey.

So with that, James, I think we’re ready to open the line for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Our first question comes from Jeff Garro with William Blair & Company.

Jeffrey Robert Garro - William Blair & Company L.L.C., Research Division - Research Analyst

I wanted to ask a little bit on the product side of things. How should we think about the potential future contributions from Acro versus your original expectations? So maybe, in other words, how much of these headwinds that you’ve experienced so far are transient in nature?

Craig S. McKasson - Premier, Inc. - CFO and SVP

Sure, Jeff, this is Craig McKasson. Thanks for the question. Clearly, the Hepatitis C component of our specialty pharmacy has continued along the lines of industry trends. We do believe that has continued from a market perspective to get more down to the bottom of the cycle. So I think that over time, it will narrow out, but I don’t think you’re going to see the explosive growth that you saw in the past. From a standpoint of the issues that affected us with the Acro acquisition, it is all about the — particularly in the respiratory disease state — it is all about the number of patients that are referred into the program and that you’re issuing scripts for, given the nature of that disease state being a — one that isn’t long-term. And so we are hopeful, with the mitigation steps that we’re

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Fiscal 2017 Third Quarter Conference Call Transcript

putting in place, we will be bringing in new patients into the program to get that business back on a growth trajectory, but clearly did lose significant revenues since acquisition as a result of that. And then our direct sourcing business, the other component of our products business, is continuing to perform at a double-digit level and doing extremely well.

Jeffrey Robert Garro - William Blair & Company L.L.C., Research Division - Research Analyst

Great. Very helpful. One more, if I could. Thinking about the very nice margin performance in this quarter and maybe looking at the guidance for the rest of the year and what it implies for Q4, maybe a slightly lower margin implication for Q4. So I wanted to ask how much of that is a seasonal impact — I know CECity, a really nice contributor in the most recent quarter, versus maybe conservative on just some of the timing of expected revenue and expenses as we look into your fiscal fourth quarter?

Craig S. McKasson - Premier, Inc. - CFO and SVP

Yes. What I would tell you is that, overall, our adjusted EBITDA in the quarter of 36% obviously did reflect an increase. I think you should continue to expect, on a full year basis, for us to be in the 35% range on a consolidated basis. So you may see a little bit of retrenchment from a margin perspective in Q4 but not significant. There’s always going to be some seasonality and variability with certain items. We do have our large member conference that takes place in June, so travel expenses do tend to be higher in the fourth quarter as a result of that.

Operator

Our next question comes from Donald Hooker with KeyBanc.

Donald Houghton Hooker - KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst

Great. Yes, I just wanted to see if I could get an update on some of the GPO contract renewals. I guess a number of the members, I guess, are going to be, I guess, next year I believe are renewing some of their GPO contracts and kind of where you are there. Maybe it’s a little bit early, but I was kind of curious if you had any early visibility on that.

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Yes. So as you know, Don, we have long-standing relationships with our members, and they’re strategic relationships. So we talk to them all the time, and we’ve been in conversations for a while with them about a variety of issues. We actually view the renewal process as an opportunity for us to continue to advance enterprise-wide relationships and an opportunity for additional cross-selling of some of our solutions into those accounts. So our perspective is that the discussion of admin fees is just a very small portion of the total value proposition that we’re always talking to them about. And so we expect the great majority are going to renew with us at the current or similar economics, and they will continue to challenge us to deliver more and more cost savings and quality improvement and infrastructure for population health. And so our view of it is it’s an opportunity to continue to expand the relationship.

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Fiscal 2017 Third Quarter Conference Call Transcript

Donald Houghton Hooker - KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst

When do you get better visibility there as well, I guess, in October, September this year?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Yes, I think we’ll have better visibility over the next six months, into the October cycle. And these are automatic renewal contracts, and so we’re — we are very active in the process of the long-standing relationships and discussions that we have with these members.

Craig S. McKasson - Premier, Inc. - CFO and SVP

And Don, this is Craig. The only thing I would add to that is that, of our member owners, so as we’ve talked about historically, they had — majority had five-year GPO agreements at the time of the IPO. Those run through September of 2019. About 25% of our member owners actually have terms beyond that September 2019 time line. And actually, of all of our administrative fee revenue, about 40% is outside the window of the 2019 time period as well.

Donald Houghton Hooker - KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst

Okay. Let me ask one other one, the service line analytics addition, it sounded like you had some impressive hospital wins there. Is that meaningfully impacting your revenues at this point? Or is that more fiscal 2018?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

It’s on the front end, I think you’ll see it, we’re in the install phase for a lot of that right now. So I think it’s, Don, more of a fiscal 2018 impact.

Operator

Our next question comes from Sean Dodge with Jefferies.

Sean Wilfred Dodge - Jefferies LLC, Research Division - Equity Analyst

Maybe starting with a bigger picture question. Susan, you mentioned your clients continuing to work to transition to value-based care. And with the efforts to repeal and replace the ACA really dragging out and some of the more controversial pieces being softened, have you noticed any change in the urgency with which your clients are preparing for that transition?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Sean, so I think we have built into our guidance adjustments any thoughts about that. We’re watching it as our members are, and we think that the Senate will have quite a challenge in getting the legislation passed, then it’s got

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Fiscal 2017 Third Quarter Conference Call Transcript

to go back to the House. And so I think that what’s clear to our members is this focus on cost pressure, this focus on clinical outcomes, this focus on ACOs and bundled payment and MACRA, none of those things are changing. And so if you think about our Supply Chain Services and you think about our technologies, which are designed to really help them from an integrated approach deal with cost equality and population health, we think they’re continuing to build that infrastructure. And we’ve built in a little bit of uncertainty just given the back and forth of what it’s going to exactly look like.

Sean Wilfred Dodge - Jefferies LLC, Research Division - Equity Analyst

Sure. Okay. And then on Performance Services, Craig, you had mentioned previously the expectation of a pickup in Advisory Services revenue tied to — I think it was getting clients to sign off on some savings you had already delivered. Did those happen in the fiscal third? Or is that still expected to come in, in the fourth?

Craig S. McKasson - Premier, Inc. - CFO and SVP

Yes, great question. As Mike articulated, more of that’s in the fourth quarter. So we talked about the back half of the year improving sequentially, which did occur in the third quarter, but the majority of that pickup was from the ambulatory clinical reporting that takes place in that quarter, and then we’ll see an improvement in Advisory Services revenue due to the recognition capability in the fourth quarter.

Sean Wilfred Dodge - Jefferies LLC, Research Division - Equity Analyst

And that’s something you guys have pretty good visibility on?

Craig S. McKasson - Premier, Inc. - CFO and SVP

We do.

Operator

Our next question comes from Robert Willoughby with Credit Suisse.

Robert Mcewen Willoughby - Crédit Suisse AG, Research Division - MD and Senior Research Analyst

Look, you’re leverage ratios are down. It looks like your cash is up nicely. You passed on buying back stock with this latest exchange. Is this indubitably setting the stage for a larger deal here near-term? Or what can we say about the pipeline and your financial wherewithal to go after some larger assets?

Craig S. McKasson - Premier, Inc. - CFO and SVP

Sure, Bob. This is Craig. So clearly, we have the capital and the firepower to look at a number of acquisitions, including large ones. We still have a very active pipeline. I would not necessarily infer that the lack of using cash for this quarterly exchange is indicative of anything. I think as we’ve talked about historically, we will evaluate the appropriate use of capital at points in time. We have already used $125 million so far this year for the repurchase of stock the last 2 quarters. This was a smaller exchange, so we did just exchange in stock for this particular

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Fiscal 2017 Third Quarter Conference Call Transcript

quarter. On a go-forward basis, our primary focus for the use of capital will continue to be growth and expansion of our capabilities in order to drive better value and offerings for our members and long-term growth for the company, but we also will continue to look at, on a longer-term basis, whether share repurchases are an appropriate use of capital as well.

Robert Mcewen Willoughby - Crédit Suisse AG, Research Division - MD and Senior Research Analyst

And maybe a follow-up. Just how are you viewing the consolidation in the device sector here? Is this a sign that your sourcing efforts, those of some of the other guys out there are creating some waves here? Or is it just simply a trend among many that are out there? Is there any readthrough to your strategy?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Oh, we think it’s a trend out there. The consolidation of suppliers is good for our business. It just means that health systems need to be aggregating their purchase power, need to be driving savings. And so the consolidation of suppliers has been happening over time. And I don’t read through it anything really more than that, although I do think, in different supply chain categories, different suppliers are trying to get more scale or more diversification of their revenue streams. The combination of Cardinal and Medtronic, Covidien products is a complementary consolidation, it appears to us. BD and Bard are different product lines as well, so it’s really just bringing diversified product lines, we think.

Operator

Our next question comes from Eric Percher with Barclays.

Eric R. Percher - Barclays PLC, Research Division - Senior Analyst

I’d just like to return to Performance Services. I know you had a line in there around increasingly complex and competitive marketplace. Could you unwind that one a bit more for us?

Michael J. Alkire - Premier, Inc. - COO

Yes, this is Mike Alkire. Just — simply just what’s happening in the regulatory environment. So there’s just — as executives are sort of thinking through what’s going to happen with the MACRA law as it moves from PQRS to MIPS, whether that’s going to be stuff that’s going to become impactful and meaningful to their business, and how much investment should they be putting towards building out solutions in those regards. So it’s just — it’s really just the instability of the market — of the regulatory market and just not truly understanding what some of the legislation might become.

Susan D. DeVore - Premier, Inc. - CEO, President and Director

And I think it’s timing more than anything. They are making investments. They’re making investments. We talked about our data warehousing, large scale engagement. And so they’re making investments. It’s just taking a little bit longer, and the sales are more complex, and we’ve built that uncertainty in.

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Fiscal 2017 Third Quarter Conference Call Transcript

Eric R. Percher - Barclays PLC, Research Division - Senior Analyst

And the forum you just had, is that a requirement? Are there opportunities for advisory work and other project-based work that’s occurring today?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Yes. So the executive forum is actually a time when we bring CEOs, CFOs, CMOs together and we share with them some of our new products under development and our strategies and get their insights and input. And so they’re not required to attend, but they voluntarily attend, and it’s a really wonderful way for us to do coinnovation. What was clear in that session, and it represented a large piece of our member base, was they think these alternative payment models and these value-based care models. They’re feeling the pressure from commercial payers, from whatever’s going to happen in their states with Medicaid. And they really are interested in integrated sets of solutions that help them connect the data, figure out where their opportunities for improvement are, whether it’s quality and high reliable care or whether it’s cost reduction, and really optimizing all the different pieces of services and capabilities that Premier brings to the table.

Michael J. Alkire - Premier, Inc. - COO

I do have one build on that, Susan. During the forum, it did become very clear to us that this partnering with the physicians was going to be very, very critical. And I think some of the investments that we’ve made over the last couple of years, specifically in CECity, are going to set us up very well to support our health care systems, that they are partnering more closely with physicians in their market to drive improvement in quality and safety and reducing overall costs.

Eric R. Percher - Barclays PLC, Research Division - Senior Analyst

And so that — as you sit as a thought leader there, are you giving that — are you acting as a consultant alongside without creating a new project and, ultimately, it flows into one of your usual service offerings? Or is there some activity today?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Yes. So it happens both ways actually. So the collaboration that we do creates advisory services offerings, they pay to be a part of the collaboratives they pay for individual advisory services. And then we’ve acquired a number of technologies — Inflow, CECity, Healthcare Insights. And what we do is wrap the two together, which is to say, you need the technology, you need the ongoing data sets, you need the wraparound advisory services, and we can bring all of that to you in this world where value-based payment is going to matter a lot. So we actually think it’s pretty differentiated from a pure GPO who can’t bring all that or a pure technology company who can’t bring all that, along with all of the policy influence and all of the deep, deep understanding that we have of the algorithms that Medicare and Medicaid use in all of their measurement systems. And we think this is early on. I mean, the reason we acquired these assets was because we see this physician health system payment model train moving forward and going a long distance, and so we wanted to build those capabilities. And we try to stay a couple of years ahead of where we think that train is going.

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Fiscal 2017 Third Quarter Conference Call Transcript

Operator

Our next question comes from Steven Valiquette of Bank of America Merrill Lynch.

Steven J. James Valiquette - BofA Merrill Lynch, Research Division - MD

In the core hospital GPO business, there are a few moving parts in the reported net admin fee growth numbers, as you mentioned. But just related to that, where do you think Premier stands on the market share gain opportunities related to the merger of two other big hospital GPOs? Do think that’s generally run its course by now? Or do you there’s still a good runway of opportunity to take share from any disruption tied to that other merger?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Yes, we think there is good runway on that. We think we’re early in. We have said on prior calls that we think this is an 18- to 24-month cycle. We announced Wake Forest joining us. We have hired a new academic health system leader for Premier. And so we have a number of RFPs, proposals, demonstrations, conversations going on around the country. So we think we’re early in that process.

Operator

Our next question comes from Stephanie Davis with JPMorgan.

Stephanie July Davis - JP Morgan Chase & Co, Research Division - Analyst

Continuing on the M&A question line, could you give us an update on pipeline, particularly on the Performance Services segment just given recent deals have been more skewed towards the Supply Chain side?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Yes, so I think as we’ve said on prior calls, a few quarters ago, the — we did several Performance Services acquisitions with CECity, Healthcare Insights and Inflow. More recently, we’ve done Innovatix, Essensa and Acro. I would say we’re very focused on operationally integrating all of those acquisitions. And you heard about some of the mitigation plans with Acro. So I’d say we’re very focused on integration of all of those assets. We continue to have, obviously, a very strong balance sheet and cash flow generation capability. So we continue to look at things in Performance Services along the lines of claims analytics, population health, services and analytics capabilities that would really extend our health systems; ability to take on these risk-based contracts and value-based payment systems. We continue to have targets on the supply chain side because we continue to enhance our technology and aggregation ability for buying collectively across the Premier membership. So we continue to have targets on both sides, and we continue to have a lot of dry powder to really continue to make investments.

Operator

Our next question comes from Mike Ott with Oppenheimer.

Michael Joseph Ott - Oppenheimer & Co. Inc., Research Division - Associate

So the Innovatix and Essensa acquisitions, we saw the $11.6 million admin fee contribution in the release. I believe that’s just a deferred amount, and I’m wondering if you could also give their full revenue contribution in the quarter.

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Fiscal 2017 Third Quarter Conference Call Transcript

Craig S. McKasson - Premier, Inc. - CFO and SVP

Yes, this is Craig. I’ll have to see if I can find the exact number. I believe the $11.6 million was actually the revenue contribution, and then there was approximately $12 million of the non-GAAP contribution as a result of cash collections that we received but they’re related to purchases that occurred by the providers prior to the acquisition date. So we need to combine to those two numbers to get to the total contribution from the business.

Operator

Our next question comes from Nina Deka with Piper Jaffray.

Nina D. Deka - Piper Jaffray Companies, Research Division - Research Analyst

I wonder if you could provide any more insight on the type of projects that you’re doing as you increase your presence with the pharmaceutical companies. And are you getting involved at all with clinical trial recruitment?

Michael J. Alkire - Premier, Inc. - COO

Yes, this is Mike. So historically, our business has been focused on providing retrospective data to help the pharmaceutical companies just understanding sort of market share data and things of that nature. Our focus really has been to leverage our clinical data, which really helps the pharmaceutical companies with understanding the clinical effectiveness of products. So we’re engaging in conversations that are much more prospective in nature. So as they’re thinking through launching a new therapy, how are they appropriately watching those therapies, and then our health care systems are appropriately consuming them to ensure that we’re driving the best outcomes at the most reduced cost.

Susan D. DeVore - Premier, Inc. - CEO, President and Director

It’s really an interesting combination, Nina, where we can provide pilot sites, hospital health system pilot sites, and we also have data sets. So if they want to look at biosimilars or a new treatment protocol, we have the ability to bring both to the table, which we think is unlike others. And so we are seeing an increasing interest in the level of our data sets and our test sites.

Michael J. Alkire - Premier, Inc. - COO

Yes. And one other thing I’d like to share with you, we also have been engaged in really from a population health angle. So as some of these pharmaceutical companies are thinking about launching vaccines that potentially can bring overall cost of the health care in a community, we’re working through some of those programs with them to just ensure that as we are using those therapies, that they are, in fact, actually bringing down the overall cost of that care in that community. One final thing, and Susan and I have both spoken to this, around CECity. CECity actually provides us a really nice clinical registry that allows us to look at how a drug is actually being used and

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Fiscal 2017 Third Quarter Conference Call Transcript

how it’s actually — the clinical outcomes associated with that drug with all the different variants that have an impact on the use of that drug. So that registry is something that really does help differentiate our capability as we’re providing these services to pharmaceutical companies.

Nina D. Deka - Piper Jaffray Companies, Research Division - Research Analyst

That’s helpful. And just one more, how many physicians do you have subscribing to CECity?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

So we just finished the March reporting cycle, and it was over 40,000. We actually think as these new payment models roll forward, there are 500,000 or 600,000 physicians who will be reporting as it becomes a bigger and bigger share of their Medicare reimbursement. So we think we are the #1 technology reporting system. And so we’ve continued to make investments in that technology and our marketing efforts to continue to expand there. But we think there’s a lot of runway there as well.

Operator

Our next question comes from Evan Stover with Robert W. Baird.

Evan Arthur Stover - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Associate

Can you hear me?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

There you are.

Evan Arthur Stover - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Associate

I have got to go back to specialty pharmacy, even though it’s pretty low margin to the bottom line. I’m looking at a comment in the press release I’m hoping I could get a little bit of clarity on. Some of the Hep C decline you actually highlighted due to limited distribution drugs. And I mean, I don’t think the Hep C decline is surprising to a lot of us that follow the industry, but the limited distribution comment is. I thought we were mostly talking about open distribution drugs there. And then the second part of that question, somewhat related, I look at a comment about declining revenues from limited distribution drugs, Acro’s difficulties with the manufacturer hub. How does Premier really think about the specialty pharmacy pretty small relative to the industry overall? How do you think about positioning to actually capture a lot of the pipeline growth here that looks like it’s going to limited manufacturer networks?

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Fiscal 2017 Third Quarter Conference Call Transcript

Durral R. Gilbert - Premier, Inc. - President of Supply Chain Services

This is Durral. And I would just say that, first of all, on the limited distribution side, we do dispense for our member health systems and for Medicare drugs across a number of therapeutic disease states, many of which do have limited distribution as well as open distribution. Hep C, to your point, is open distribution therapies, but there are still broader therapies that we supply to our members at the market. In terms of the overall value, I mean, physicians find it incredibly difficult to manage these patients due to the care coordination requirements. For these patients, these medications are expensive. Patients need support in getting access to funding these therapies and in maintaining a high degree of medication adherence, all services which physicians and hospitals are having very difficult time serving. This is the role that we play with our member health systems, and we do drive down the costs to those systems through providing those services at scale and also we provide insights into the patient’s therapy treatment so that they can actually help these patients from a population health perspective.

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Yes. So we’re not really trying not to compete with the independent specialty pharmacies. We’re really viewing this as a way for health care systems to drive adherence, to drive population health, to lower readmissions, to lower ER visits. And in a world of alternative payment models, we think this capability, in an integrated way with health systems and their physicians, is important for some of the same reasons. Mike talked about earlier relative to physician relationships with health systems. So we have had some challenges with a couple of specific drugs, Hep C, as well as a couple of challenges we’re having with two drugs given the Acro acquisition, and we have retrained that sales force and are doing — taking the steps to mitigate those 2. But this is a much larger population health strategy.

Evan Arthur Stover - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Associate

Okay. And just to check the box on Hep C in your — or sorry, on specialty pharmacy in your guidance, does that new Acro revenue contribution of $180 million to $190 million, does that assume that you solved the issues with the pulmonary fibrosis drugs? Or is that out of that number at this point? And I guess what happened there because I thought we were maybe close to resolving that the last time we heard from you?

Craig S. McKasson - Premier, Inc. - CFO and SVP

Yes. So to answer the first part of your question, kind of the loss of revenue that’s happened to date and then the guidance that we’ve put in place now of $180 million to $190 million does not assume some rapid reacceleration just ongoing business at this point. Having said that, we are working with — as Susan indicated, the former parent organization and their respiratory therapists to ensure that the recognition of the program is in place and the contracted marketing services are taking place as designed. And then what we talked about last quarter in terms of the issue being primarily resolved was the central distribution process that the manufacturer for one of the new drugs had put in place, that issue was remediated last quarter, as we have discussed, in terms of us being carved out of that central distribution process. But what Mike had talked about when we met last quarter was our need to reeducate the sales representatives from that manufacturer to ensure that we could actually get the pull-through going without having to go through that central distribution hub. That has taken longer than we thought, but we do believe that has been remediated at this point. So the issue now is really getting the pull-through of patients to create a steady stream of IPF scripts moving forward, but the current guidance does not contemplate a reacceleration or an increase of that at this point in time.

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Fiscal 2017 Third Quarter Conference Call Transcript

Evan Arthur Stover - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Associate

Okay. Thanks for going into that. I know it’s not a big bottom-line driver, but big revenue influence. So I appreciate the color.

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Yes, as you know, it’s a very small portion of our EBITDA and EPS.

Operator

Our next question comes from Michael Cherny with UBS.

Allen Lutz - UBS Investment Bank, Research Division - Associate Director and Equity Research Associate-Healthcare IT

This is Allen in for Mike. I wanted to go back to the GPO. Can you talk about the timing of cash flows and its impact on net admin fee growth in the quarter? What caused this? And how should we think about the potential impact moving forward?

Craig S. McKasson - Premier, Inc. - CFO and SVP

Sure, Michael. This is Craig. So I think the — we talked about in the past, effectively, our GPO net administrative fees are on the cash basis. And so we recognize the revenue when the supplier actually sends us the payment and the associated vendor report that substantiates that payment under current GAAP accounting. And so what can happen in various quarters, depending on timing implications, is a few hundred basis point change as a result of the timing of whether those reports and associated cash are in by the end of the quarter or slip into the following quarter. And so what actually happened to us from an organic net administrative fee revenue basis in this current quarter was two compounding factors. One, we have — some significant one-time events a year ago that actually caused us to have substantially higher growth in the third quarter last year. We had a very significant one-time revenue recovery where we identified underpaid administrative fees that were made to us. There was a manufacturer that had changed their systems and actually made an additional payment to us in that particular quarter a year ago. And then — so those made the year-over-year comps higher, which is what I talked about on the call earlier. Then we had the issue of some timing in the current period where cash we thought might have come in this quarter didn’t come in on the time line that we were anticipating. It will slip into the fourth quarter. So we expect our growth rate to return back to the mid-single-digit level in Q4. But on an organic basis, it did impact us in the third quarter on a year-over-year basis.

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Fiscal 2017 Third Quarter Conference Call Transcript

Allen Lutz - UBS Investment Bank, Research Division - Associate Director and Equity Research Associate-Healthcare IT

Got it. That’s helpful. And then on Performance Services, did something change since last quarter that caused you to lower the outlook for that business? Or was it just the same hesitation by providers that’s persisting longer than you guys expected?

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Well, we had a bigger range. And given the uncertainty now with the passage of the American Healthcare Act, we just felt like it was wise to lower the range a bit and tighten it.

Craig S. McKasson - Premier, Inc. - CFO and SVP

One clarification I would like to make back to an earlier question that was asked around the GPO contract renewals, I believe I inadvertently said September 2019. The contracts actually expire in September of 2018, which is during our 2019 fiscal year. I did want to go ahead and make sure that, that was inadvertent in terms of me stating September of 2019.

Operator

I show no further questions at this time. I would like to turn the call back over to Ms. DeVore for closing remarks.

Susan D. DeVore - Premier, Inc. - CEO, President and Director

Yes, yes. Thank you again for spending time with us today, and we look forward to seeing many of you at our Investor Day in New York City on May 24. Thanks so much. Good night.

Operator

Thank you, ladies and gentlemen. That does conclude today’s conference. Thank you very much for your participation. You may all disconnect. Have a wonderful day.